Exhibit 3.30

ARTICLES OF INCORPORATION or

TODD PIPE & SUPPLY-HAWTHORNE, INC.

The undersigned, desiring to farm a corporation under the laws of the State of California, declares;

FIRST: The name of this corporation is:

TODD PIPE & SUPPLY-HAWTHORNE, INC.

SECOND: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD: The name and address in this state of the corporation’s initial agent for service of process is Karl McMillen, 14600 S. Hindry Avenue, Hawthorne, California 90250.

FOURTH: The corporation is authorized to issue 5,000,000 shares of capital stock, all of one class, to be designated “Common Stock”.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 15th day of July, 1980.

/s/ Joan Velazquez
Joan Velazquez

I, Joan Velazquez, hereby declare that I am the person who executed the foregoing Articles of Incorporation of TODD PIPE & SUPPLY-HAWTHORNE, INC., and that said Articles of Incorporation are my own act and deed.

/s/ Joan Velazquez
Joan Velazquez

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

TODD PIPE & SUPPLY-HAWTHORNE, INC.

The undersigned certify that:

FIRST: They are the president and the secretary, respectively, of Todd Pipe & Supply- Hawthorne, Inc., a California corporation.

SECOND: Article First of the Articles of Incorporation of this corporation is amended to read as follows:

FIRST: The name of this corporation is Hughes Plumbing Group, Inc.

THIRD: The foregoing amendment of Articles of incorporation has been duly approved by unanimous written consent of the board of directors of this corporation.

FOURTH: The foregoing amendment of Articles of incorporation has been duly approved by the written consent of the sole shareholder of this corporation in accordance with Section 902, California Corporations Code. The total number of offing shares entitled to vote with respect to the amendment was 2,104,834 and the number of shares voting in favor of the amendment equaled or exceeded the vote required.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: December 21, 2004

/s/ Thomas I. Morgan
Thomas I. Morgan, President

/s/ John Z. Paré
John Z. Paré, Secretary

PLAN AND AGREEMENT OF MERGER

PLAN AND AGREEMENT OF MERGER (this “Plan of Merger”), dated as of April 29, 1999 (“Plan of Merger”), between W.C. CAYE & COMPANY, a Georgia corporation (the “Company”), HUGHES SUPPLY, INC., a Florida corporation (“Parent”), and WCC MERGER CORPORATION, a Georgia corporation and a wholly-owned subsidiary of Parent (“Merger Corp.”), (Company and Merger Corp. being collectively referred to in this Merger Agreement as the “Constituent Corporations”).

RECITALS:

The Board of Directors of the Parent has authorized the Parent’s execution and delivery of, and its performance under, this Plan of Merger and the respective Boards of Directors of the Constituent Corporations have authorized the execution and delivery of this Plan of Merger, recommended the approval of this Plan of Merger by the shareholders of their respective Constituent Corporations, and authorized the performance of this Plan of Merger by such Constituent Corporations, subject to such shareholder approval pursuant to the Georgia Business Corporation Code (the “Code”).

NOW, THEREFORE, Parent and the Constituent Corporations agree as follows:

ARTICLE I

The Constituent Corporations

ARTICLE I

The Constituent Corporations

1.1 Company. The Company was incorporated under the laws of the State of Georgia on January 5, 1946. The authorized Common Stock of the Company consists of 1000 shares of $100 par value common capital stock, of which 305.33 shares are issued and outstanding (hereinafter referred to as the “Company Common Stock”).

1.2 Merger Corp. Merger Corp. was incorporated under the laws of the State of Georgia on July 29, 1998. The authorized capital stock of Merger Corp. consists of 1,000 shares of Common Stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding (the “Merger Corp. Common Stock”).

ARTICLE Il

Shareholder Approval

This Plan of Merger must be approved by a majority of the issued and outstanding shares of Common Stock of each of the Constituent Corporations.

ARTICLE III

The Merger

3.1 Merger; Effective Time; Surviving Corporation.

(a) Merger; Effective Time. The merger of Company with and into Merger Corp. (the “Merger”) shall become effective at the time (the “Effective Time of the Merger”) when appropriate Articles of Merger to effect the Merger have been filed with the Secretary of State of the State of Georgia pursuant to Section 14-2-1105 of the Code.

(b) Surviving Corporation. At the Effective Time of the Merger, the Company shall be merged with, and into, Merger Corp., and the separate corporate existence of the Company shall then cease. Merger Corp. (the “Surviving Corporation”) shall be the surviving corporation in the Merger and the separate corporate existence of Merger Corp., with all its purposes, objects, rights, privileges, powers, immunities, and franchises, shall continue unaffected and unimpaired by the Merger.

3.2 Succession; Transfer Documents.

(a) Succession to Rights and Obligations Company. As a result of the Merger, the Surviving Corporation shall succeed to all of the rights, privileges, powers, immunities and franchises of Company and all of the properties and assets of Company and all of the debts, choses in action and other interests due or belonging to Company, and shall be subject to, and responsible for, all of the debts, liabilities, and obligations of Company with the effect set forth in the Code.

(b) Transfer Documents. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances, or other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation its rights, title, or interest in, to, or under, any of the rights, properties, or assets of Company acquired, or to be acquired, by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out this Plan of Merger, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all deeds, bills of sale, assignments, and assurances, and to take and do, in the name and on behalf of the Constituent Corporations, or otherwise, all other actions and things necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, to, and under those, rights properties or assets in the Surviving Corporation or to otherwise carry out this Plan of Merger.

ARTICLE IV

Articles of Incorporation, By-Laws,

Directors, and Officers of the Surviving Corporation

4.1 Articles of Incorporation. The Articles of Incorporation of Merger Corp., amended as of the Effective Time of the Merger shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until further amended as provided by law and those Articles of Incorporation.

4.2 By-Laws. The By-Laws of Merger Corp. in effect immediately prior to the Effective Time of the Merger shall be the By-Laws of the Surviving Corporation unless and until amended or repealed as provided by law, the Articles of Incorporation, and the By-Laws of the Surviving Corporation.

4.3 Directors and Officers. The director of Merger Corp. immediately prior to the Effective Time of the Merger shall be the directors of Surviving Corporation after the Merger. The officers of Merger Corp. immediately prior to the Effective Time of the Merger shall be the officers of Surviving Corporation after the Merger. In each case, each director and officer shall continue in the position until a successor has been elected and shall qualify, or until otherwise provided by law, the Articles of Incorporation, and By-Laws of the Surviving Corporation.

ARTICLE V

Effect of the Merger on the Capital Stock

of the Constituent Corporations

5.1 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger, and without any action on the part of the holder of any shares of Company Common Stock:

(a) Capital Stock of Company Canceled. At the Effective Time of the Merger each certificate representing shares of Company Common Stock shall be deemed canceled and extinguished.

(b) Capital Stock of Merger Corp. Remains Outstanding as Capital Stock of the Surviving Corporation. Each issued and outstanding share of the Merger Corp. Common Stock shall continue to be issued and outstanding as an issued and outstanding as a share of common stock of the Surviving Corporation. Each stock certificate of Merger Corp. evidencing ownership of any Merger Corp. shares shall continue to evidence ownership of the outstanding shares of capital stock of the Surviving Corporation.

ARTICLE VI

Termination and Amendment

6.1 Mutual Consent. Notwithstanding the approval of this Plan of Merger by the shareholders of Company and Merger Corp., this Plan of Merger may be terminated at any time prior to the Effective Time of the Merger by mutual agreement of the Boards of Directors of the Company and Merger Corp.

6.2 Effect of Termination. In the event of the termination of this Plan of Merger as provided above, this Plan of Merger shall then become void and there shall be no liability on the part of either Company, the Parent or Merger Corp., or their respective officers or directors.

6.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after its approval by the shareholders of either Company or Merger Corp., but, after shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining shareholder approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

6.4 Governing Law. This Plan of Merger shall be governed in all respects, including validity, interpretation, and effect, by the local laws of the State of Georgia.

6.5 Counterparts. This Plan of Merger may be executed in counterparts, each of which shall be deemed an original, but which taken together hall constitute one and the same instrument.

Executed as of the 29th day of April, 1999.

“Merger Corp.”

WCC MERGER CORPORATION

By:	/s/ Benjamin P. Butterfield
Benjamin P. Butterfield, Secretary

HUGHES SUPPLY, INC.

By:	/s/ Benjamin P. Butterfield
Benjamin P. Butterfield, Secretary

“Company”

W.C. CAYE & COMPANY

By:	/s/ Benjamin P. Butterfield
Benjamin P. Butterfield, Secretary